                                                                       EXHIBIT 2
                                                                       ---------
                                AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

     This Amendment No. 1 (the "Amendment") is made as of July 21, 1999 to that certain Rights Agreement (the "Rights Agreement") dated as of November 3, 1998, by and between Ancor Communications, Incorporated, a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, N.A., (the "Rights Agent"). All terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights; and

     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the time that any Person becomes an Acquiring Person, the Company may change or supplement any provision in the Rights Agreement in any manner which the Company may deem necessary or desirable, without the approval of any holders of Right Certificates; and

     WHEREAS, no Person has become an Acquiring Person; and

     WHEREAS, the Company deems it necessary and desirable to amend the Rights Agreement to increase the initial exercise price of the Rights from $20.00 per Right to $200.00 per Right, subject to adjustment as provided therein.

     In consideration of the mutual agreements set forth herein and referenced herein, the parties hereby agree as follows:

     1.  Amendment to Section 3(c).  In the legend in Section 3(c) of the Rights
         -------------------------
Agreement, ARights Agreement between Ancor Communications, Incorporated and Norwest Bank Minnesota, N.A., dated as of November 3, 1998 (the "Rights Agreement")" is replaced with "Rights Agreement between Ancor Communications, Incorporated and Norwest Bank Minnesota, N.A., dated as of November 3, 1998, as amended on July 21, 1999 (the "Rights Agreement")."

     2.  Amendment to Section 7(b).  In Section 7(b) of the Rights Agreement,
         -------------------------
"$20.00" is replaced with "$200.00."

     3.  Amendment to Exhibit B.  In Exhibit B (Form of Right Certificates) to
         ----------------------
the Rights Agreement, in the first paragraph, "Rights Agreement, dated as of November 3, 1998 (the "Rights Agreement")" is replaced with "Rights Agreement, dated as of November 3, 1998, as amended on July 21, 1999 (the "Rights Agreement")"; and "at a purchase price of $20.00" is replaced with "at a purchase price of "$200.00."

     4. Other provisions. Except as expressly modified by the terms of this Amendment, the terms and conditions of the Rights Agreement and its respective appendices shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties to the Rights Agreement have executed this Amendment by its duly authorized representatives as of the date first above written.

                                    ANCOR COMMUNICATIONS,
                                    INCORPORATED


                                    By /s/ Kenneth E. Hendrickson
                                      ------------------------------------
                                      Kenneth E. Hendrickson
                                      Chief Executive Officer



                                    NORWEST BANK MINNESOTA, N.A.

                                    By /s/ Karri L. Van Dell
                                      ------------------------------------
                                      Karri L. Van Dell
                                      Assistant Vice President

                                      -2-